Debt Extension Gives Firstgold until December 30, 2009 to Close Chinese Investment

November 23, 2009, Toronto - Firstgold Corp. (TSX: FGD, PK: FGOC) (“Firstgold” or the “Company”) announced today that it has reached an extension agreement with its lenders to give it until December 30, 2009 to close the previously announced sale of the outstanding secured debt which will be followed by the sale of shares representing 51% of the then outstanding shares of Firstgold to Northwest Non Ferrous International Investment Company Ltd. (“Northwest”) for $9,500,000.

As previously announced, the Committee on Foreign Investment in the United States (“CFIUS”) has been reviewing the agreement we have reached with Northwest to acquire a majority interest in Firstgold. The review is a national security protocol to ensure any takeover of a United States company does not adversely affect United States National security. The review period has an initial review of 30 days and can be extended one time for an additional 45 days if the review is not completed. We have been advised that while at this point there are no outstanding issues that would prevent the completion of our agreement with Northwest, that the CFIUS committee requires additional time to complete their review and has therefore extended the review period to December 21, 2009.

Terry Lynch Firstgold CEO commented “In terms of global commerce Northwest’s investment in Firstgold is relatively minor. We know of no reason why ownership of 51% of our small gold mining company would present a security threat to the United States and therefore are highly confident this review process will ultimately allow this investment to close.”

The delay in closing the sale and subsequent investment has come at a cost to Firstgold. Northwest is not able to advance additional funds until CFIUS approval has been obtained. This has meant Firstgold has had to obtain financing as each delay requires Firstgold to renegotiate with its secured lenders and to provide for additional working capital to maintain core company operations. This extension agreement will cost Firstgold the following;

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A reduction in the exercise price of the 15,000,000 warrants that our secured creditors hold from the current strike price of $0.145 at any point before August 7, 2011 to $0.075 and the extension in term from August 7, 2011 to August 7, 2012.

•	$500,000 if Firstgold pays our secured creditors $500,000 on or before November 27, 2009.
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If Firstgold does not pay the secured creditors $500,000 on or before November 27, 2009 then it agrees to issue the secured creditors a convertible note in the amount of $3,000,000. Subject to regulatory approvals the convertible note would be convertible after closing of the Northwest transaction into 9.9 % of the then outstanding shares of Firstgold.

Firstgold has also agreed to secure a minimum of $300,000 worth of working capital to fund Company operations until December 30, 2009. Failure to obtain this funding would terminate the extension agreement. Firstgold is in advanced discussions with various investors and expects to be able to meet this commitment on or before November 27, 2009.

Mr. Lynch stated “It is unfortunate we have had the Northwest investment delayed. However the gold markets are strong and we believe the opportunity for investors to invest and receive the same deal as Northwest will be compelling. We remain confident that closing this transaction will allow us to not only put our Relief Canyon mine back into production but give us an opportunity to leverage the unique talents and connections an organization like Northwest brings to Firstgold”

Firstgold has spent $16 million over the last 24 months developing a processing facility at Relief Canyon, located outside Lovelock Nevada, on the site of the previously producing Pegasus Gold Mine. Additional information about Firstgold Corp. can be found by visiting its web site at www.firstgoldcorp.com

Northwest Nonferrous International Investment Company Ltd. is 100% owned by the Northwest Mining and Geological Exploration Group Co. for Nonferrous Metals (NWME) and is based in Xi’an city of Shaanxi province, China. NWME has more than 6,000 employees including 800 geologists, technologists, and engineers.

NWME is one of the top five exploration and mining Bureaus in China amongst around 100 provincial Bureaus in terms of revenue and technical capacity. NWME was one of the first Bureaus in China to conduct exploration projects in partnership with overseas companies. In 2008, NWME, in partnership with Jinduicheng Molybdenum Group Co., Ltd., acquired Yukon Zinc Corporation.

Safe Harbor Statement

The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended that involve risks and uncertainties. Although Firstgold Corp. believes that the expectations reflected in such forward-looking statements are reasonable, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Firstgold Corp. cautions investors that any forward-looking statements made by Firstgold Corp. are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those reflected in forward-looking statements include, but are not limited to, risks and uncertainties regarding the actual mineralization of Firstgold Corp.'s mining properties, the unproven nature of and potential changes to Firstgold Corp.'s business model, the risk that the capital and other resources that Firstgold Corp. will need to exploit its business model will not be available, and the risks discussed in Firstgold Corp.'s Form 10-K and in Firstgold Corp.'s 10-Qs and in Firstgold Corp.'s other filings with the Securities and Exchange Commission.

Cautionary Note to U.S. Investors -The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this website (or press releases), such as "measured," "indicated," and "inferred" "resources," which the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our reports filed with the SEC which may be secured from the SEC, or from their website at http://www.sec.gov/edgar.html

Website: www.FirstgoldCorp.com

Investor Relations Jeff Forster – jeff@parkcap.com